Exhibit 99.2

Qualys Appoints Melissa Fisher as Chief Financial Officer

Appointment Brings Valuable Combination of Technology Industry and

Public Markets Experience to Qualys

REDWOOD CITY, CA – May 2, 2016 – Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of cloud-based security and compliance solutions, today in conjunction with its first quarter 2016 earnings release announced the appointment of Melissa Fisher as Chief Financial Officer.

Fisher will lead all elements of the company’s finance organization, including finance, accounting, investor relations, treasury and tax. She is joining Qualys’ seasoned executive team to further advance the company’s vision of helping its 8,800 customers in over 100 countries secure their IT infrastructures, providing a continuous view of each customer’s security and compliance landscape.

“I am thrilled to be joining the leadership team of Qualys as Chief Financial Officer at this exciting time,” said Melissa Fisher, CFO of Qualys. “Qualys is a leading pure and profitable SaaS security software company well-positioned due to its disruptive cloud-based platform and I look forward to helping take Qualys to the next level as the company leverages its platform to drive long-term value for customers, shareholders, partners and employees.”

“Melissa is joining Qualys at a pivotal time, when we see the market coming our way due to the increasing adoption of cloud-based security solutions and the strong desire for enterprises to consolidate the overwhelming number of enterprise security and compliance offerings that they must deploy and maintain to secure their networks,” said Philippe Courtot, Chairman, President and CEO of Qualys. “Melissa brings to Qualys a unique blend of operational and public markets experience in the areas of Investment Banking, FP&A, Investors Relations and Treasury. We are delighted to welcome Melissa to Qualys.”

Fisher brings 20 years experience as a strategic financial executive working with technology companies on areas including corporate finance, investor relations, treasury, financial planning and analysis, mergers & acquisitions, and corporate governance. Fisher previously served as VP, FP&A, IR and Treasury at Zynga Inc., a social gaming company. Prior to Zynga, Fisher served as VP, Corporate Development, IR and Treasury at Digital River, Inc. a global provider of enterprise e-commerce SaaS solutions.

Prior to Digital River, Fisher was an investment banker and advised companies on more than $400 billion of transaction volume at Goldman Sachs, Banc of America Securities and Foros.

Fisher currently serves as a director and as chair of the Audit Committee on the Board of Image Sensing Systems, Inc. Fisher previously served as a member of the Audit Committee and member of the Board of Directors of Digital Generation, Inc. Fisher received an AB in government from Harvard University and an MBA from Harvard Business School.

Quarterly Results Conference Call

Qualys will host a conference call and live webcast today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its first quarter 2016 financial results. To access the conference call, dial (877) 881-2609 in the U.S. or +1 (970) 315-0463 for international participants with conference ID # 87693736. The live webcast of Qualys’ earnings conference call can also be accessed at http://investor.qualys.com/events.cfm. A replay of the conference call will be available through the same webcast link following the end of the call.

About Qualys, Inc.

Qualys, Inc. (NASDAQ: QLYS) is a pioneer and leading provider of cloud-based security and compliance solutions with over 8,800 customers in more than 100 countries, including a majority of each of the Forbes Global 100 and Fortune 100. The Qualys Cloud Platform and integrated suite of solutions help organizations simplify security operations and lower the cost of compliance by delivering critical security intelligence on demand and automating the full spectrum of auditing, compliance and protection for IT systems and web applications. Founded in 1999, Qualys has established strategic partnerships with leading managed service providers and consulting organizations including Accenture, BT, Cognizant Technology Solutions, Dell SecureWorks, Fujitsu, HCL Comnet, Infosys, NTT, Optiv, Tata Communications, Verizon and Wipro. The company is also a founding member of the Cloud Security Alliance (CSA). For more information, please visit www.qualys.com.

Qualys, the Qualys logo and QualysGuard are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Investor Contact:

Sheila Ennis

ICR for Qualys

(650) 801-6100

ir@qualys.com

Media Contact:

Jennifer McManus-Goode

LEWIS for Qualys

qualys@teamlewis.com

(781) 418-2406

Source: Qualys

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